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                                                                     EXHIBIT (l)




                    Skadden, Arps, Slate, Meagher & Flom LLP
                              333 West Wacker Drive
                             Chicago, Illinois 60606


                                                                January 30, 2004


Van Kampen Senior Income Trust
1 Parkview Plaza
Oakbrook Terrace, Illinois  60181_5555

                  Re:      Van Kampen Senior Income Trust-
                           Registration Statement on Form N-2

Ladies and Gentlemen:

                  We have acted as special counsel to Van Kampen Senior Income Trust, a voluntary association with transferable shares organized and existing under and by virtue of the laws of The Commonwealth of Massachusetts (commonly referred to as a "Massachusetts business trust") (the "Fund"), in connection with the proposed offering of 5,600 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series M Auction Preferred Shares, 5,600 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series T Auction Preferred Shares, 5,600 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series W Auction Preferred Shares, 5,600 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series TH Auction Preferred Shares, and 5,600 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series F Auction Preferred Shares (the "Preferred Shares").

                  This opinion is furnished in connection with the filing of the Fund's Registration Statement on Form N_2 under the Securities Act of 1933, as amended (File No. 333_111002) (the "Registration Statement").

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") on December 8, 2003 under the Securities Act of 1933, as amended (the "1933 Act"); (ii) a specimen




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certificate representing the Preferred Shares; (iii) the Declaration of Trust of
the Fund, as presently in effect (the "Declaration of Trust"); (iv) the By_Laws of the Fund, as presently in effect; (v) the Certificate of Vote setting forth the rights, powers, terms and preferences of the Preferred Shares; (vi) the form of the Underwriting Agreement (the Underwriting Agreement") proposed to be entered into among the Fund, as issuer, Van Kampen Asset Management Inc., as investment adviser to the Fund, and Citigroup Global Markets Inc., as representative of the several underwriters named therein (the "Underwriters") and (vii) certain resolutions of the Board of Trustees of the Fund relating to the proposed offering of the Preferred Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates of public officials, certificates of officers or other representatives of the Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing each series of Preferred Shares will conform to the specimen examined by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

                  Pursuant to certain decisions of the Supreme Judicial Court of The Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations of a Massachusetts business trust. Even if the Fund were held to be a partnership, however, the possibility of the holders of Preferred Shares incurring personal liability for financial losses of the Fund appears remote because (A) Article V, Section 5.1 of the Declaration of Trust contains an express disclaimer of liability for holders of shares of beneficial interest of the Fund, including the Preferred Shares, for the obligations of the Fund and provides that the Fund shall hold each holder of such

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shares harmless from, and shall indemnify such holder against, all loss and expense arising solely from being or having been a holder of such shares and (B)
Article V, Section 5.5 of the Declaration of Trust requires that a recitation of such disclaimer be included in every written obligation, contract, instrument, certificate, share, other security of the Fund or undertaking made or issued by the trustees of the Fund.

                  WE DO NOT EXPRESS ANY OPINION AS TO ANY LAWS OTHER THAN THOSE LAWS, RULES AND REGULATIONS OF THE COMMONWEALTH OF MASSACHUSETTS THAT, IN OUR EXPERIENCE, ARE NORMALLY APPLICABLE TO TRANSACTIONS OF THE TYPE CONTEMPLATED BY THE UNDERWRITING AGREEMENT.

                  Based upon and subject to the foregoing, we are of the opinion that when the Preferred Shares have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Preferred Shares will have been duly authorized, and the Preferred Shares will be validly issued, fully paid and, subject to the statement set forth above regarding the liability of a shareholder of a Massachusetts business trust, nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP













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